Exhibit 99.1

Questcor Reports Third Quarter Financial Results

-Net Sales up 91% from Third Quarter 2010 to $59.8 Million-

-Net Income per Diluted Share of $0.35, up 94% from Third Quarter 2010-

-886 Paid Acthar Prescriptions for MS, up 174% from Third Quarter 2010-

-60 Paid Nephrotic Syndrome Prescriptions, NS Sales Force Expansion Completed-

-Forbes ranks Questcor #1 in Annual America’s Best Small Company Report-

ANAHEIM, CA – October 25, 2011 – Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR) today reported record net sales of $59.8 million for its third quarter ended September 30, 2011, a 91% increase from $31.3 million in the year ago quarter. Net income for the quarter was up 98% from the year ago quarter to $22.9 million or $0.35 per diluted share.

A 174% year-over-year increase in the number of paid H.P. Acthar® Gel (Acthar) prescriptions for the treatment of multiple sclerosis (MS) exacerbations led to increased shipments of Acthar vials. Paid Acthar prescriptions for the treatment of nephrotic syndrome (NS) increased to 60 during the quarter, up from 45 in the second quarter and eight in the third quarter of 2010. In addition, at 112, paid Acthar prescriptions for the treatment of infantile spasms (IS) were at the highest quarterly level since the third quarter of 2008.

“Questcor’s strategy to sell more Acthar continues to generate increasing net sales and earnings,” said Don M. Bailey, President and CEO of Questcor. “Our commercial organization is steadily expanding the number of neurologists, nephrologists, and child neurologists prescribing Acthar. We believe Acthar has the potential to benefit many more MS, NS, IS and possibly lupus patients in the future.”

“Our 77 person Specialty Sales Force continues to drive expanded usage of Acthar as second-line therapy for MS exacerbations, a key Acthar market,” commented Steve Cartt, Executive Vice President and Chief Business Officer. “Furthermore, during the third quarter we completed the expansion of our Nephrology Sales Force from 5 to 28 representatives, with all new personnel being fully trained and making initial sales calls by October 1st. Despite the inherent disruption involved with this expansion, paid nephrotic syndrome Acthar prescriptions increased during the quarter. September was a particularly strong month for both MS and NS sales.”

“In addition, new data on Acthar will be presented in November at the American Society of Nephrology Annual Meeting. This data will provide further insight into the immune-

modulating and other therapeutic properties of Acthar specifically relating to kidney disease. Our emerging understanding of the apparent immune-modulating properties of Acthar encourages us to investigate the potentially broader therapeutic applications of Acthar in other inflammatory and autoimmune diseases, some of which are already on the product label for Acthar,” added Mr. Cartt.

GAAP and Non-GAAP Net Income

GAAP net income for the third quarter of 2011 was $22.9 million or $0.35 per diluted common share, including non-cash expenses totaling $1.5 million, or $0.02 per diluted share. Net income for the third quarter of 2010 was $11.5 million, or $0.18 per diluted common share.

Non-GAAP net income for the quarter ended September 30, 2011 was $24.3 million, or $0.37 per diluted common share. Non-GAAP net income for the year ago quarter was $12.2 million, or $0.19 per diluted common share.

The Company believes it is important to share these non-GAAP financial metrics with shareholders as these metrics may better represent the ongoing economics of the business and reflect how we manage the business. Accordingly, management believes investors’ understanding of the Company’s financial performance is enhanced as a result of our disclosing these non-GAAP financial metrics. Non-GAAP net income should not be viewed in isolation, or as a substitute for, or as superior to, reported GAAP net income. The reconciliation between GAAP and Non-GAAP net income is provided with the financial tables included with this release.

Shipped Acthar Vial and Prescription Trend Information

During the third quarter of 2011, Questcor shipped 2,910 vials of Acthar, up 54% compared to 1,890 vials in the year ago quarter. The Company’s quarterly vial shipments continue to be subject to significant variation due to the size and timing of individual orders received from Questcor’s distributor, and the timing of when these orders are received and filled can significantly affect net sales and net income in any particular quarter. For example, the Company filled an order from its distributor on both the first day and the last day of the third quarter of 2011. Had either of these orders fallen outside of the third quarter, our vials shipped for the third quarter would have been lower. For this reason, as well as other factors causing quarter-to-quarter variability in Questcor’s operating results, the Company believes that investors should consider the Company’s results over several quarters when analyzing the Company’s performance.

“As a result of our specialty distribution model, we do not have complete information on the number of Acthar vials in the sales channel, which consists mainly of vials at our distributor and vials at about a dozen specialty pharmacies,” said Mike Mulroy, the

Company’s Chief Financial Officer. “Based on the information available to us, we believe that there is typically channel inventory representing between two and three weeks of sales in the channel on any given date. While we began the third quarter of 2011 with below average channel inventory and ended the quarter with above average channel inventory, we believe that both the beginning and ending inventory levels for the third quarter of 2011 were within this normal two to three week range for inventory in the sales channel.”

Because Acthar prescriptions are filled at specialty pharmacies, the Company does not receive complete information regarding either the number of prescriptions or the number of vials by therapeutic area for all of the patients being treated with Acthar. However, Questcor is able to monitor trends in payer mix and areas of therapeutic use for new Acthar prescriptions based on data it receives from its reimbursement support center. Questcor estimates that over 90% of new Acthar prescriptions are processed by this support center, but believes that very few refill prescriptions are processed there.

In an effort to help investors better understand historical trends in sales of Acthar for each of its current three key therapeutic uses, acute exacerbations of MS, NS, and IS, Questcor has grouped new prescriptions processed by its reimbursement center into two groups – “Paid” and “Fully Rebated.” “Paid” prescriptions include those prescriptions for which Questcor retains the full selling price for Acthar, as well as Tricare prescriptions that receive up to a 24% rebate. “Fully Rebated” prescriptions are those for which Questcor can identify that it has recorded a rebate liability approximately equal to or, for periods prior to the third quarter of 2010, greater than the price charged to its distributor. From time to time during the past several years, the rebate liability for some government insurance programs has shifted between these two categories. Therefore, the prescriptions that fall into the “Paid” and “Fully Rebated” categories have also shifted over time as follows:

“Paid” prescriptions (Rxs) include all prescriptions in the following payer categories:

•	Commercial – For all time periods.

•	Tricare – For 2008, 2010, and 2011, but not 2009.

•	Medicaid Managed Care – For all time periods through March 22, 2010 (see Note 1 below the tables).

“Fully Rebated” prescriptions (Rxs) include:

•	Those reimbursed by fee-for-service Medicaid insurance and other state programs eligible for full rebates as Medicaid Waivers Programs for all time periods.

•	Tricare – For 2009.

•	Medicaid Managed Care – For all time periods beginning March 23, 2010 (see Note 1 below the tables).

The following tables show, for each of the three key Acthar therapeutic uses, the number of new prescriptions shipped grouped into “Paid” and “Fully Rebated”:

Multiple Sclerosis Exacerbations (and related conditions) New Rxs

	Paid	Year-Over-Year Growth in Paid Rx	Sequential Growth in Paid Rx	Fully Rebated	Total
2008
Q1-08	24			5	29
Q2-08	35		46%	1	36
Q3-08	51		46%	5	56
Q4-08	69		35%	4	73
Total 2008	179			15	194
2009
Q1-09	78	225%	13%	8	86
Q2-09	124	254%	59%	17	141
Q3-09	141	176%	14%	20	161
Q4-09	213	209%	51%	15	228
Total 2009	556	211%		60	616
2010
Q1-10	231	196%	8%	12	243
Q2-10	304	145%	32%	24	328
Q3-10	323	129%	6%	19	342
Q4-10	354	66%	10%	24	378
Total 2010	1,212	118%		79	1,291
2011
Q1-11	508	120%	44%	49	557
Q2-11	751	147%	48%	58	809
Q3-11	886	174%	18%	46	932
1/1 to 9/30, 2011	2,145	150%		153	2,298

Nephrotic Syndrome (and related conditions) New Rxs

	Paid	Fully Rebated	Total
2010
Q1-10	11	0	11
Q2-10	4	1	5
Q3-10	8	0	8
Q4-10	7	0	7
Total 2010	30	1	31
2011
Q1-11	18	1	19
Q2-11	45	4	49
Q3-11	60	2	62
1/1 to 9/30, 2011	123	7	130

Infantile Spasms (and related conditions) New Rxs

	Paid	Fully Rebated	Total
2009
Q1-09	104	75	179
Q2-09	91	68	159
Q3-09	60	58	118
Q4-09	94	45	139
Total 2009	349	246	595
2010
Q1-10	89	48	137
Q2-10	95	66	161
Q3-10	92	78	170
Q4-10	91	68	159
Total 2010	367	260	627
2011
Q1-11	89	71	160
Q2-11	106	79	185
Q3-11	112	69	181
1/1 to 9/30, 2011	307	219	526

Notes:

(1) Because the March 2010 health care legislation made Medicaid Managed Care Organization (MCO) prescriptions rebate eligible effective March 23, 2010, a rebate liability for the MCO prescriptions estimated to be filled on or after March 23, 2010 has been accrued. The Company does not have the ability to accurately identify every Medicaid Managed Care prescription so it is possible that some prescriptions identified as “Paid” in the tables may subsequently be reclassified as “Fully Rebated.”

(2) “Related Conditions” includes diagnoses that are either alternative descriptions of the medical condition or are closely related to the medical condition which is the focus of the table. For example, a prescription for “demyelinating disease of the central nervous system” would be included as an MS-related condition for purpose of this table. About 5% of the prescriptions in the tables are for related conditions.

(3) A new prescription may or may not represent a new patient or a new therapy for the patient receiving the prescription. Questcor uses business rules to determine whether a prescription should be classified as new for inclusion in this table. From time to time the Company may modify these rules which could cause some changes to the historic numbers in the tables above.

(4) Historical trend information is not necessarily indicative of future results. Additionally, paid prescriptions should not be viewed as predictive of Questcor’s net sales due to a variety of factors, including changes in the number of vials used in connection with each prescription.

Cash and Share Repurchase Program

As of October 21, 2011, Questcor’s cash, cash equivalents and short-term investments totaled $180 million.

The Company did not repurchase any shares during the third quarter. As of September 30, 2011, Questcor had 62.7 million shares of common stock outstanding, with 4.3 million shares remaining under its common stock repurchase program.

Sales Reserves

Questcor’s sales reserves during the quarter ended September 30, 2011, including the Company’s reserves for Medicaid rebates, represented 19.2% of gross sales of $74.0 million.

As required by federal regulations, Questcor provides rebates to state Medicaid programs for Acthar dispensed to Medicaid patients covered under Medicaid rebate-eligible insurance plans. Since the Company does not receive rebate claims from the various state Medicaid agencies until well after the close of the quarter in which the underlying sales of vials to its distributor took place, the Company establishes reserves for expected rebate claims on a quarterly basis. As a result of the adoption of health care reform, for periods after March 23, 2010, the Company has also included in this reserve an estimate for the liability due to states related to prescriptions of Acthar for patients covered under state Medicaid Managed Care Organizations (Medicaid MCO), which prescriptions were not previously rebate eligible.

Conference Call Details

The Company will host a conference call and slide presentation via webcast today, October 25, 2011 at 4:30 p.m. ET/ 1:30 p.m. PT, to discuss third quarter 2011 results. Don Bailey, President and Chief Executive Officer, and other members of the management team will host the call.

To participate in the live call by telephone, please dial 877-941-1465 for domestic participants and 480-629-9643 for international participants. Participants are asked to call the above numbers 5-10 minutes prior to the starting time. A real-time listen-only webcast of the conference call including the presentation slides will be accessible in the “Investor Relations” section under “Events & Presentations” at http://ir.questcor.com/events.cfm. If listening via telephone, to view the accompanying presentation slides, navigate to the live webcast as noted above and choose the “No Audio – Slides Only” option to view the slides in conjunction with the live conference call. Listeners should go to the website at least 15 minutes prior to the live conference call to install any necessary audio software.

An audio replay of the call will be available for 7 days following the call. This replay can be accessed by dialing 800-406-7325 for domestic callers and 303-590-3030 for international callers, both using passcode 4480054#. An archived webcast will also be available at http://ir.questcor.com/events.cfm.

About Questcor

Questcor Pharmaceuticals, Inc. is a biopharmaceutical company whose primary product helps patients with serious, difficult-to-treat medical conditions. Questcor’s primary product is H.P. Acthar® Gel (repository corticotropin injection), an injectable drug that is approved by the FDA for the treatment of 19 indications. Of these 19 indications, Questcor currently generates substantially all of its net sales from three indications: the treatment of acute exacerbations of multiple sclerosis in adults, the treatment of nephrotic syndrome, and the treatment of infantile spasms in children under two years of age. With respect to nephrotic syndrome, the FDA has approved Acthar to “induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that due to lupus erythematosus.” Questcor is also exploring the use of Acthar to treat systemic lupus erythematosus, or SLE, for which Acthar is approved as both a maintenance therapy and to treat exacerbations. Questcor is also exploring the possibility of developing markets for other on-label indications and the possibility of pursuing FDA approval of additional indications not currently on the Acthar label where there is high unmet medical need. In October 2011, Forbes magazine ranked Questcor number one in its annual rankings of America’s Best Small Companies. For more information about Questcor, please visit www.questcor.com.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “believes,” “continue,” “could,” “estimates,” “expects,” “growth,” “may,” “plans,” “potential,” “should,” “substantial” or “will” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the following:

•	Our reliance on Acthar for substantially all of our net sales and profits;

•	Reductions in vials used per prescription resulting from changes in treatment regimens by physicians or patient compliance with physician recommendations;

•	The complex nature of our manufacturing process and the potential for supply disruptions or other business disruptions;

•	The lack of patent protection for Acthar; and the possible FDA approval and market introduction of competitive products;

•	Our ability to generate revenue from sales of Acthar to treat on-label indications associated with NS, and our ability to develop other therapeutic uses for Acthar including SLE;

•

Research and development risks, including risks associated with Questcor’s work in the area of NS and potential work in the area of SLE, and our reliance on third-parties to conduct research and development and the ability of research and development to generate successful results;

•	Regulatory changes or other policy actions by governmental authorities and other third parties in connection with U.S. health care reform or efforts to reduce federal and state government deficits;

•	Our ability to receive high reimbursement levels from third party payers;

•	An increase in the proportion of our Acthar unit sales comprised of Medicaid-eligible patients and government entities;

•

Our ability to estimate reserves required for Acthar used by government entities and Medicaid-eligible patients and the impact that unforeseen invoicing of historical Medicaid prescriptions may have upon our results;

•	Our ability to operate within an industry that is highly regulated at both the Federal and state level;

•	Our ability to effectively manage our growth, including the expansion of our NS selling effort, and our reliance on key personnel;

•	The impact to our business caused by economic conditions;

•	Our ability to protect our proprietary rights;

•	Our ability to maintain effective controls over financial reporting;

•	The risk of product liability lawsuits;

•	Unforeseen business interruptions;

•	Volatility in Questcor’s monthly and quarterly Acthar shipments and end-user demand, as well as volatility in our stock price; and

•

Other risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2010 as filed with the Securities and Exchange Commission, or SEC, on February 23, 2011, our quarterly report on Form 10-Q for the quarter ended June 30, 2011, as filed with the SEC on July 29, 2011, and other documents filed with the SEC.

The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date of this release.

For more information, please visit www.questcor.com or www.acthar.com.

CONTACT INFORMATION:

Questcor Pharmaceuticals, Inc.

Don Bailey

714-786-4210

dbailey@Questcor.com

EVC Group
Investors	Media
Gregory Gin/Doug Sherk	Janine McCargo
646-445-4801/415-568-4887	646-688-0425

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue
Net sales	$59,821	$31,274	$142,634	$85,834
Cost of sales (exclusive of amortization of purchased technology)	3,718	2,292	8,446	6,290

Gross profit	56,103	28,982	134,188	79,544
Operating expenses:
Selling and marketing	13,733	7,678	39,731	20,356
General and administrative	4,314	2,217	11,977	7,886
Research and development	4,176	2,178	11,048	7,868
Depreciation and amortization	280	137	751	392
Impairment of goodwill	—	—	299	—

Total operating expenses	22,503	12,210	63,806	36,502

Income from operations	33,600	16,772	70,382	43,042
Interest and other income, net	98	171	482	386

Income before income taxes	33,698	16,943	70,864	43,428
Income tax expense	10,846	5,423	22,914	14,774

Net income	$22,852	$11,520	$47,950	$28,654

Net income per share:
Basic	$0.37	$0.19	$0.77	$0.46

Diluted	$0.35	$0.18	$0.73	$0.45

Shares used in computing net income per share:
Basic	62,492	62,105	62,249	62,019

Diluted	66,023	64,815	65,685	64,292

Reconciliation of Non-GAAP Adjusted Financial Disclosure
Adjusted net income applicable to common shareholders	$24,315	$12,189	$52,314	$30,731
Share-based compensation expense	(1,273)	(603)	(3,654)	(1,845)
Depreciation and amortization expense	(190)	(66)	(508)	(232)
Impairment of goodwill	—	—	(202)	—

Net income applicable to common shareholders – GAAP	$22,852	$11,520	$47,950	$28,654

Adjusted net income per share applicable to common shareholders – basic	$0.39	$0.20	$0.84	$0.50
Share-based compensation expense	(0.02)	(0.01)	(0.06)	(0.03)
Depreciation and amortization expense	(0.00)	(0.00)	(0.01)	(0.00)
Impairment of goodwill	(0.00)	(0.00)	(0.00)	(0.00)

Net income per share applicable to common shareholders – basic	$0.37	$0.19	$0.77	$0.46

Adjusted net income per share applicable to common shareholders – diluted	$0.37	$0.19	$0.79	$0.48
Share-based compensation expense	(0.02)	(0.01)	(0.06)	(0.03)
Depreciation and amortization expense	(0.00)	(0.00)	(0.01)	(0.00)
Impairment of goodwill	(0.00)	(0.00)	(0.00)	(0.00)

Net income per share applicable to common shareholders – diluted	$0.35	$0.18	$0.73	$0.45

Net income per share applicable to common shareholders – basic and diluted may not foot due to rounding.

Use of Non-GAAP Financial Measures

Our “non-GAAP adjusted net income” excludes the following items from GAAP net income:

1.	Share-based compensation expense.

2.	Depreciation and amortization expense

3.	Impairment of goodwill related to the write-off of goodwill associated with an acquisition transaction completed in 1999.

	September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$97,102	$41,508
Short-term investments	68,603	73,324

Total cash, cash equivalents and short-term investments	165,705	114,832
Accounts receivable, net of allowances of $69 and $25 at September 30, 2011 and December 31, 2010, respectively	28,215	11,128
Inventories, net of allowances of $158 at both September 30, 2011 and December 31, 2010, respectively	5,313	3,726
Prepaid income taxes	568	3,532
Prepaid expenses and other current assets	2,800	1,864
Deferred tax assets	8,060	8,417

Total current assets	210,661	143,499
Property and equipment, net	1,801	872
Purchased technology, net	2,853	3,074
Goodwill	—	299
Deposits and other assets	56	65
Deferred tax assets	4,184	4,184

Total assets	$219,555	$151,993

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,962	$3,869
Accrued compensation	7,658	4,158
Sales-related reserves	31,239	21,511
Other accrued liabilities	2,833	1,973

Total current liabilities	46,692	31,511
Lease termination, deferred rent and other non-current liabilities	274	355

Total liabilities	46,966	31,866

Shareholders’ equity:
Preferred stock, no par value, 7,500,000 shares authorized; none outstanding	—	—
Common stock, no par value, 105,000,000 shares authorized, 62,726,468 and 62,418,464 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	79,422	74,809
Retained earnings	93,245	45,295
Accumulated other comprehensive income	(78)	23

Total shareholders’ equity	172,589	120,127

Total liabilities and shareholders’ equity	$219,555	$151,993

	Nine Months Ended September 30,
	2011	2010
OPERATING ACTIVITIES
Net income	$47,950	$28,654
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation expense	5,406	2,795
Deferred income taxes	357	46
Amortization of investments	874	516
Depreciation and amortization	751	392
Impairment of goodwill	299	—
Loss on disposal of property and equipment	11	—
Changes in operating assets and liabilities:
Accounts receivable	(17,087)	908
Inventories	(1,587)	128
Prepaid income taxes	2,964	—
Prepaid expenses and other current assets	(936)	(953)
Accounts payable	1,093	(4,557)
Accrued compensation	3,500	888
Sales-related reserves	9,728	7,180
Income taxes payable	—	(477)
Other accrued liabilities	860	88
Other non-current liabilities	(81)	(628)

Net cash flows provided by operating activities	54,102	34,980

INVESTING ACTIVITIES
Purchase of property and equipment	(1,470)	(347)
Purchase of short-term investments	(84,125)	(89,992)
Proceeds from maturities of short-term investments	87,871	53,715
Deposits and other assets	9	—

Net cash flows provided by / (used in) investing activities	2,285	(36,624)

FINANCING ACTIVITIES
Income tax benefit realized from share-based compensation plans	6,889	352
Issuance of common stock, net	3,771	1,085
Repurchase of common stock	(11,453)	—

Net cash flows (used in) / provided by financing activities	(793)	1,437

Increase (decrease) in cash and cash equivalents	55,594	(207)
Cash and cash equivalents at beginning of period	41,508	45,829

Cash and cash equivalents at end of period	$97,102	$45,622

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$11	$3

Cash paid for income taxes	$12,973	$14,560